     INVESTMENT AGREEMENT dated October 14, 1999 by and between MISONIX, INC., a New York corporation having its principal executive offices at 1938 New Highway, Farmingdale, New York 11735 ("Misonix") and HEARING INNOVATIONS INCORPORATED, a Delaware corporation having its principal executive offices at 9040 South Rita Road, Suite 2250, Tucson, Arizona 85747 ("Hearing").

                               R E C I T A L S :

     A. Hearing develops and markets devices useful in the remediation of hearing loss and related hearing and audio products utilizing novel and proprietary technology, including ultrasonic technology. Misonix develops, manufactures and markets equipment for scientific and industrial applications, including equipment utilizing proprietary ultrasonic technology.

     B. By Secured Note Agreements (the "Notes") dated March 11, 1999, June 29, 1999, July 28, 1999, August 30, 1999 and September 10, 1999 Misonix made loans to Hearing in the aggregate principal amount of $400,000. Misonix desires to acquire an equity interest in Hearing by contributing the indebtedness represented by the Note, together with additional funds, to the capital of Hearing in consideration for the issuance by Hearing of the various equity interests described herein, and Hearing desires to receive such investment and to issue such equity interests, all in accordance with the terms and conditions set forth herein. In addition, Hearing and Misonix desire to provide for certain opportunities for mutual cooperation and business relations which are expected to be of material benefit to both parties in accordance with the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual terms and conditions set forth herein, the parties hereto hereby agree as follows:

     1. Purchase and Sale of Preferred Stock; Issuance of Warrants; Other Closing Documents.

         1.1 In consideration for the contribution by Misonix to Hearing of the Note (including all indebtedness represented thereby) and the payment by Misonix of $350,000, receipt of which is hereby acknowledged, Hearing hereby sells, conveys, issues and delivers to Misonix 295,700 shares (the "Shares") of Hearing's Series A Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock has the relative rights, preferences, dividend and liquidation rights and other terms and conditions contained in the certificate of designation ("Certificate of Designation") annexed hereto as Schedule A. Hearing represents and warrants that the Certificate of Designation has been duly filed with the Secretary of State of the State of Delaware on or before the date hereof.

         1.2 As further consideration for the investment made by Misonix, Hearing hereby sells, conveys, issues and delivers to Misonix a warrant (the "First Warrant") to purchase 188,680 shares of the Common Stock, par value $.0005 of Hearing (the "Common Stock") and a warrant (the "Second Warrant") to purchase 200,000 shares of Common Stock. Each of the First Warrant and Second Warrant have the terms and conditions, and are substantially in the form, annexed to this Agreement as Schedules B and C, respectively.

         1.3 Misonix hereby acknowledges receipt of a certificate representing the Shares and of executed counterparts of warrant agreements representing each of the First Warrant and the Second Warrant.

         1.4 Simultaneously with the making of the investment described in
Section 1.1 and the delivery of instruments representing the Shares, the First Warrant and the Second Warrant (each of such securities, together with shares of Common Stock for which the First Warrant and Second Warrant are exercisable and which may be obtained upon the due conversion of the Shares being referred to collectively as the "Securities"), the parties hereto have duly executed and delivered (or caused the execution and delivery of) the following:

               (a) executed and delivered by or on behalf of Hearing:

                    (i) Opinion of Dornbush Mensch Mandelstam & Schaeffer, LLP in form and substance as annexed hereto as Schedule D.

                    (ii) Registration Rights Agreement (the "Registration Rights Agreement") between Hearing and Misonix in form and substance annexed hereto as Schedule E.

                    (iii) Secretary's Certificate of the Secretary of Hearing in form and substance as annexed hereto as Schedule F.

               (b) executed and delivered by or on behalf of Misonix:

                    (i) Opinion of Hartman & Craven, LLP in form and substance as annexed hereto as Schedule G.

                    (ii) Registration Rights Agreement.

                    (iii) Secretary's Certificate of the Secretary of Misonix in form and substance as annexed hereto as Schedule H.

         1.5 Simultaneously with the transactions contemplated by Sections 1.1 through 1.4, Dan Purjes ("Purjes") has surrendered for cancellation to Hearing that certain Revolving Secured Note Agreement dated as of February 12, 1998, as amended by Amendment No. 1 dated May 28, 1998, Amendment No. 2 dated September 14, 1998 and Amendment No. 3 dated December 18, 1998 (the "Original Bridge Notes") and in exchange therefore Hearing has issued to Purjes an Amended and Restated Secured Term Note (the "Restated Bridge Note") dated of even date herewith in form and substance as annexed hereto as Schedule I. The indebtedness
                                       4
previously represented by the Original Bridge Notes and now represented by the Restated Bridge Note is referred to hereinafter as the "Purjes Bridge Loan."

         1.6 Hearing represents that all the Securities issued to Misonix pursuant to this Agreement shall be validly issued, fully paid, and nonassessable and all the Securities shall be issued to Misonix free and clear of all liens, encumbrances, equitable rights of third parties, options, claims, pledges and other limitations on the ownership, voting, convertibility, or transferability, except as contemplated by this Agreement and the Schedules hereto.

     2 . Representations and Warranties of Hearing. As a material inducement to Misonix to enter into and consummate the transactions contemplated by this Agreement, Hearing hereby represents and warrants to Misonix that, except as set forth on the disclosure schedule (the "Disclosure Schedule") annexed hereto as Schedule 2, which exceptions shall be deemed incorporated in the representations and warranties as if set forth in full herein:

         2.1 Organization, Good Standing and Qualification. Hearing is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Hearing is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.


         2.2 Capitalization. The authorized and outstanding capital of Hearing consists of:

               (a) Preferred Stock. 1,000,000 authorized shares of preferred stock, of which 295,700 shares have been designated Preferred Stock and of which 295,700 shares are issued and outstanding upon consummation of the transactions contemplated hereby. The relative rights, privileges and preferences of the Preferred Stock are as set forth in the Certificate of Designation. Without limiting the generality of the foregoing, at the date hereof, upon due conversion of all of the shares of Preferred Stock in accordance with the terms of the Certificate of Designation, the holder thereof will be entitled to receive 295,700 shares of Common Stock, representing 7.1% of shares of Common Stock issued and outstanding or reserved for issuance (excepting only the shares reserved for issuance upon the exercise of the First Warrant and Second Warrant) as of the date hereof.

               (b) Common Stock. 10,000,000 authorized shares of Common Stock, of which 3,722,566 shares are issued and outstanding as of the date hereof.

               (c) The outstanding shares of Preferred Stock and Common Stock are all duly and validly authorized and issued, fully paid and nonassessable.

               (d) Except for (A) the conversion privileges and exercise rights of the Preferred Stock and the First Warrant and Second Warrant, respectively, issued pursuant to this Agreement, and (B) currently outstanding options to purchase shares of Common Stock set forth on the Disclosure Schedule, there are not outstanding any subscription rights, options, warrants, rights (including conversion, stock appreciation or preemptive rights) or agreements for the purchase, issuance, transfer or acquisition from Hearing of any shares of its capital stock. Hearing is not a party or subject to any agreement or understanding, and, to the best of Hearing's knowledge, there is no agreement or understanding between any persons or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Hearing.

               (e) Hearing has full right, power and authority to issue, sell, transfer and deliver the Securities, and upon delivery of the stock certificates therefor as contemplated by this Agreement, Hearing will transfer to Misonix valid and marketable title to the Preferred Stock, including all voting and other rights to such shares, free and clear of all pledges, liens, security interests, options, rights of any third party or other encumbrance.


         2.3 Subsidiaries. Hearing does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Hearing is not a participant in any joint venture, partnership, or similar arrangement.

         2.4 Authorization. All corporate action on the part of Hearing, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Registration Rights Agreement, the performance of all obligations of Hearing hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Securities being sold hereunder or reserved for issuance upon the due exercise or conversion of the Preferred Stock, the First Warrant and the Second Warrant has been taken and this Agreement and the Registration Rights Agreement constitute valid and legally binding obligations of Hearing, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.


         2.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Hearing is required in connection with the consummation of the transactions contemplated by this Agreement. Assuming the accuracy of the representations of Misonix set forth in Section 3.2, the transactions contemplated by this Agreement, including but not limited to the sale and delivery of the Preferred Stock, the First Warrant and the Second Warrant pursuant to this Agreement, are exempt from registration or prospectus delivery requirements under applicable state or other securities laws.

         2.6 Litigation. There is no action, suit, legal or administrative proceeding or investigation pending or currently threatened against Hearing that questions the validity of this Agreement or the Registration Rights Agreement, or the right of Hearing to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of Hearing, financially or otherwise, nor is Hearing aware of the basis for any of the foregoing. Hearing is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Hearing has no action, suit or proceeding currently pending against another party in which Hearing is the plaintiff, nor does Hearing currently intend to initiate such an action, suit or proceeding.

         2.7 Patents and Trademarks. Hearing has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and with respect to products currently in development and listed on the Disclosure Schedule ("Intellectual Property") without, to the best of its knowledge, any conflict with or infringement of the rights of others. Section 2.7 of the Disclosure Schedule contains a complete list of patents and pending patent applications of Hearing. Except as set forth on Section 2.7 of the Disclosure Schedule, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Hearing bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Hearing has not received any communication alleging that Hearing has infringed upon or violated or, by conducting its business as proposed, would infringe upon or violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. All Intellectual Property registrations are authorized and issued, valid and have not been cancelled, amended, or modified, and Hearing is not aware of any facts that would invalidate or render any of them unenforceable. All personnel who have participated in the development of proprietary works for Hearing either have been party to a work-for-hire relationship or have assigned or licensed to Hearing all title in or right to use such proprietary works. No person has given notice to Hearing that such person asserts any royalty claim or other claim whatsoever in respect of the Intellectual Property. Hearing's license agreements pertaining to the use of the Intellectual Property are valid and in full force and effect and binding upon the parties thereto and Hearing is not in default under any of such agreements.


         2.8 Compliance with other Instruments.

               (a) Hearing is not in violation or default of any provision of its Certificate of Incorporation or Bylaws, or of any instrument, note, lien, bond, mortgage, indenture, license, lease, agreement, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to it. The execution, delivery and performance of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, or both, either a default or trigger any right of termination, cancellation, or acceleration under any instrument, agreement or other document referred to in the first sentence of this representation or an event that results in the creation of any lien, charge or encumbrance upon any assets of Hearing or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to Hearing, its business or operations or any of its assets or properties.

         2.9 Agreements; Action.

               (a) Except as set forth in Section 2.9 of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Hearing is a party or by which it is bound that may involve
          (i) obligations (contingent or otherwise) of, or payments to Hearing in excess of, $25,000 in any one case or in the aggregate, (ii) the license, protection or use of any patent, copyright, trade secret or other Intellectual Property right to or from Hearing, (iii) provisions restricting or affecting the development, manufacture or distribution of Hearing's products or services or (iv) relating to the borrowing of money. Except as set forth in Section 2.9 of the Disclosure Schedule, all of such contracts and other agreements are valid and in full force and effect and binding upon the parties thereto in accordance with their terms, and Hearing has paid in full or accrued all amounts due by it thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder, and is not in default under any of them, nor, to the knowledge of Hearing, is any other party to any such contract or other agreement in default thereunder or does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

               (b) Hearing has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) except for the Purjes Bridge Loan, incurred any indebtedness for money borrowed or any other liabilities individually in excess of $25,000, (iii) made any loans or advances to any person, other than ordinary advances for travel and similar out-of-pocket business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

         2.10 Related-Party Transactions. No employee, officer, or director of Hearing or member of his or her immediate family is indebted to Hearing, nor is Hearing indebted (or committed to make loans or extend or guarantee credit) to any of them, except for the Purjes Bridge Loan or as otherwise set forth on
Section 2.10 of the Disclosure Schedule. To the best of Hearing's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Hearing is affiliated or with which Hearing has a business relationship, or any firm or corporation that competes with Hearing. No employee, officer or director nor any member of the immediate family of any employee, officer or director of Hearing is directly or indirectly interested in any material contract, business arrangement or relationship with Hearing.

         2.11 Permits. Except as set forth in Section 2.11 of the Disclosure Schedule, Hearing has all franchises, permits, licenses, and any similar authority ("Permits") necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect Hearing's business, properties, prospects, or financial condition. All Permits are in full force and effect. Hearing is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority and no proceeding is pending or threatened to revoke or limit any of the Permits.

         2.12 Environmental and Safety Laws. Hearing and all its properties and operations are and have been in compliance, in all material respects, with, and are not and have not been in material violation of, any Federal, state or local statutes, laws, orders, ordinances, rules, regulations, policies or other requirements of any governmental agency or authority regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below), including without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, and any state counterparts thereof (all of the foregoing being herein referred to herein as "Environmental Laws"). As used herein the term "Hazardous Materials" means any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) CERCLA, SARA, RCRA or any other Environmental Laws as now in effect. Hearing has not engaged in or permitted the generation, use, treatment, storage, discharge or disposal of any Hazardous Materials and has not caused or permitted a release of Hazardous Materials onto, at, in, or under the real property located at 9040 South Rita Road, Tucson, Arizona in violation of any Environmental Laws. Hearing has never received notice of any violation or noncompliance with any Environmental Law.

         2.13 Manufacturing and Marketing Rights. Hearing has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects Hearing's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

         2.14 Registration Rights. Except as provided in the Registration Rights Agreement or as set forth in Section 2.14 of the Disclosure Schedule, Hearing has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

         2.15 Corporate Documents. Misonix has previously been furnished with true and complete copies of the Certificate of Incorporation and Bylaws of Hearing as currently in force and effect.

         2.16 Title to Property and Assets. Except as set forth in Section 2.16 of the Disclosure Schedule, Hearing has good, valid and marketable title to all property and assets which it purports to own. Hearing owns all its property and assets free and clear of all title defects, mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair Hearing's ownership, the value or use of such property or assets. With respect to the property and assets it leases, Hearing is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

         2.17 Financial Statements. Hearing has delivered to Misonix its unaudited financial statements (balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows, including notes thereto) at December 31, 1998 and for the fiscal year then ended, and its unaudited financial statements (balance sheet and profit and loss statement) as at and for the seven-month period ended July 31, 1999 (the "Financial Statements") which are set forth in Section 2.17 of the Disclosure Schedule. The Financial Statements are true, correct and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and fairly present the financial condition and operating results of Hearing as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, Hearing has no material debts, liabilities, or monetary obligations of any nature contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to July 31, 1999 and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Hearing. Except as disclosed in the Financial Statements, Hearing is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         2.18 Changes. Since July 31, 1999 there has not been:

               (a) any change in the assets, liabilities, business financial condition or operating results of Hearing from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse, nor, to Hearing's knowledge, has there been any event which reasonably can be expected to have a materially adverse effect on any of the foregoing;

               (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, business, financial condition, operating results or prospects of Hearing (as such business is presently conducted and as it is proposed to be conducted);

               (c) any waiver by Hearing of a valuable right or of a material debt owed to it;

               (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Hearing, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Hearing (as such business is presently conducted and as it is proposed to be conducted);

               (e) any material change or amendment to a material contract or arrangement by which Hearing or any of its assets or properties is bound or subject;

               (f) any material change in any compensation arrangement or agreement with any employee;

               (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

               (h) any resignation or termination of employment of any officer or key employee of Hearing; and Hearing, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee;

               (i) any mortgage, pledge, transfer of a security interest in, or lien, created by Hearing, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

               (j) any loans or guarantees made by Hearing to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

               (k) any declaration, setting aside or payment or other distribution in respect of any of Hearing's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by Hearing; or

               (l) agreed, in writing or otherwise, to take any of the actions set forth in this Section 2.18.

         2.19 Employee Benefit Plans. Hearing does not have, maintain, contribute to, or have any obligation in respect of any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended.


         2.20 Tax Returns, Payments and Elections. Hearing has timely filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. Hearing has paid all taxes and other assessments that have become due, except those contested by it in good faith that are listed in Section 2.20 of the Disclosure Schedule, and has established adequate reserves therefor. The provision for taxes of Hearing as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. Hearing has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) and Section 341(f) of the Code, respectively, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on Hearing, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets, including any consent under Section 336(e) of the Code. Hearing has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of Hearing's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, Hearing has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Hearing has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

         2.21 Minutes. Copies of minutes of the proceedings of the Board of Directors of Hearing previously provided to Misonix contain a complete summary of all meetings of directors since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.


         2.22 Labor Agreements and Actions; Employment Agreements.

               (a) Hearing is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of Hearing's knowledge, has sought to represent any of the employees, representatives or agents of Hearing. There is no strike or other labor dispute involving Hearing pending, or to the best of Hearing's knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of Hearing (as such business is presently conducted and as it is proposed to be conducted), nor is Hearing aware of any labor organization activity involving its employees. Except as set forth in the Disclosure Schedule, the employment of each officer and employee of Hearing is terminable at the will of Hearing. To the best of its knowledge, Hearing has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

               (b) Section 2.22 of the Disclosure Schedule lists all written agreements of employment between Hearing and any officer, director or employee, true and complete copies of which have previously been delivered to Misonix and lists all key employees of Hearing.


         2.23 Compliance; Governmental Authorization. Except as set forth in
Section 2.23 of the Disclosure Schedule, Hearing:

               (a) has complied in all material respects with, is not in default or violation in any material respect under, any and all Federal, state, local and foreign laws, statutes, rules, regulations and ordinances ("Laws") that apply to Hearing and its operations, properties and business;

               (b) has not received any or been made the subject of any claims, charges, or investigations, or threats of claims, charges, or investigations alleging the failure of Hearing to comply with any Laws; and

               (c) has complied with all orders, writs, injunctions, and decrees applicable to Hearing or to any of its operations, assets, or properties.


         2.24 Insurance. The assets, properties and operation of Hearing are insured under various policies of general liability and other forms of insurance as set forth in Section 2.24 of the Disclosure Schedule. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by Hearing or, to Hearing's knowledge, event which, with the giving of notice or lapse of time or both, would constitute a default by Hearing thereunder. All premiums to date have been paid in full.

         2.25 Full Disclosure. All documents, instruments and other materials delivered or to be delivered by or on behalf of Hearing in connection with this Agreement and the transactions contemplated hereby are true and complete in all material respects. The information furnished by or on behalf of Hearing to Misonix in connection with this Agreement and the transactions contemplated hereby does not and shall not contain any untrue statement of material fact and does not and shall not omit to state any material fact required to be stated therein or necessary to make the statements contained therein not false or misleading. There is no fact which Hearing has not disclosed which materially adversely affects or, is reasonably foreseeable to materially adversely affect, the assets, properties, operations, business, financial condition or prospects of Hearing.

     3. Representations and Warranties of Misonix. Misonix hereby represents and warrants to Hearing that:

         3.1 Authorization. Misonix has full power and authority to enter into this Agreement and the Registration Rights Agreement, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms; except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

         3.2 Purchase Entirely for Own Account. The Securities to be received by Misonix (including the Common Stock issuable upon conversion or exercise thereof) are being acquired for investment and not with a view to the resale or distribution of any part thereof, and Misonix has no present intention of


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

selling, granting any participation in, or otherwise distributing the same. Misonix further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

         3.3 Accredited Investor. Misonix is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

         3.4 Restricted Securities. Misonix understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Hearing in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold only through registration under the Securities Act of 1933, as amended, or pursuant to the availability of certain limited exceptions to such registration.

         3.5 Legend. It is understood that the certificates evidencing the Securities may bear a restrictive legend in substantially the following form and substance:

               "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably acceptable to Hearing that such registration is not required or unless sold pursuant to Rule 144 of such Act."

    4. Technical Cooperation; Joint Venture Option.

         4.1 From and after the date of the exercise in full by Misonix of the First Warrant, Misonix shall have the option (the "Product Option"), but not the obligation, to supply Hearing's requirements of products (or product components) utilizing ultrasonic technology. The exercise of the Product Option shall be subject to the following terms and conditions:


               (a) upon request by Misonix, Hearing shall furnish to Misonix
          (i) all specifications (the "Specifications"), including, without limitations, required regulatory standards for manufacture, applicable to any product or product component (each an "Option Product") as to which Misonix has indicated an interest in supplying to Hearing and (ii) a true and complete statement setting forth Hearing's total costs ("Costs") of manufacturing or acquiring such Option Product (including, in the case of Option Products manufactured by Hearing, reasonable allocations of personnel costs and manufacturing overheads directly related to the manufacture or acquisition of such Option Product and reasonable allocations of general corporate overheads), which statement shall describe each material component of such Costs in reasonable detail. In the case of

          Option Products acquired by Hearing from third party suppliers, "Costs" shall mean Hearing's total actual out-of-pocket costs in acquiring its requirements of such products. Misonix hereby agrees that it shall treat such Specifications and Costs as confidential and proprietary information of Hearing, shall use such Specifications and Costs solely for the purposes contemplated by this Section 4.1 and shall not disclose such Specifications or Costs to any third party without the prior written approval of Hearing. The Specifications and Costs with respect to an Option Product are referred to collectively hereinafter as the "Product Data." Whenever a determination of Costs is required to be made pursuant to the provisions of Subsection 4.1(d), such determination shall refer to Costs determined as of such time.

               (b) Misonix may exercise the Product Option as to any Option Product by delivering to Hearing, within 60 days of the receipt of the Product Data as to such Option Product, Misonix's written offer to supply such Option Product manufactured in accordance with the Specifications and for a price no greater than the Costs of such Option Product.


               (c) Hearing agrees that, upon exercise of the Product Option by Misonix, Hearing shall continue to purchase its requirements of the Option Product as to which the Product Option has been exercised from Misonix, provided that such Option Product conforms to the Specifications (as they may be amended by mutual agreement of the parties) in all material respects and the price charged by Misonix is no greater than the applicable Costs. Hearing reserves the right to discontinue purchasing any Option Product from Misonix in the event that Misonix fails to deliver such Option Product on a timely basis or the Option Product supplied fails to comply in all material respects with the applicable Specifications (in each case, after reasonable notice by Hearing and a reasonable opportunity by Misonix to cure).

               (d) With respect to Option Products being manufactured by Misonix for Hearing pursuant to this Section, Misonix shall be entitled to increase the purchase price to Hearing no more than once per year to reflect actual increases in Misonix's costs in manufacturing such Option Product. In connection with any such proposed increase, Hearing may discontinue purchasing such Option Product from Misonix if the increased price proposed by Misonix would exceed Hearing's Costs, as determined above, unless Misonix agrees to continue to supply such Option Product at Hearing's Costs (determined based on Hearing's actual intended alternative source of supply at such time), in which case Hearing shall continue to purchase its requirements of such Option Product from Misonix. Misonix shall have the right to review, subject to appropriate safeguards of confidentiality, all data underlying the determination of Costs and, in the event of any disagreement concerning the determination of Costs, the parties agree to meet and negotiate in good faith a resolution of such disagreement on a basis consistent with the intentions of this Section 4.1.

          Notwithstanding the foregoing, Costs shall be recalculated more frequently than once per calendar year in the event either party becomes aware of any development in the relevant marketplace which reasonably indicates that Costs applicable to an Option Product are materially incorrect as a result of such development.


         4.2 From and after the exercise in full of the First Warrant, Misonix shall have the option, but not the obligation, to require Hearing to enter into a joint venture agreement (the "Joint Venture Agreement") having the terms and conditions, and in substantially the form, as annexed hereto as Schedule J.

         4.3 Hearing represents that it does not, and will not, have any agreements with or commitments to any other person or entity which conflict with, or will conflict with, any of Hearing's obligations to Misonix which arise, or may arise, under any Product Option transaction or under the Joint Venture Agreement.

     5. Covenants of Hearing.

         5.1 Reservation of Stock. Hearing shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of allowing Misonix to exercise the Preferred Stock conversion right and exercise the First Warrant and the Second Warrant, that number of shares of Common Stock issuable upon conversion of all the Preferred Stock and exercise o0f all the Warrants (subject to adjustment as provided by the terms set forth in the governing instruments thereof).


         5.2 Board of Directors. Michael A. McManus, Jr. has been duly appointed as a fully voting member of the Board of Directors of Hearing (the "Board of Directors"). Hearing agrees that Misonix shall be entitled to maintain Mr. McManus (or another designee of Misonix to which Hearing shall have no reasonable objection) as a member of Hearing's Board of Directors, and Hearing agrees that in submitting to its shareholders or Board of Directors the name of any Misonix nominee, to which Hearing shall have no reasonable objection, for election as a director or appointment to fill an interim vacancy relating to any nominee, Hearing will use its best efforts to cause the person so nominated by Misonix to be elected as director of Hearing. Such Misonix nominee shall be permitted, at his option, to serve on all committees of the Board, including the Executive Committee. In addition, Misonix shall be entitled to designate an individual to which Hearing shall have no reasonable objection to attend meetings of Hearing's Board of Directors as a non-voting observer, subject to appropriate and customary confidentiality undertakings by such observer. Hearing's obligations pursuant to this Section shall expire and be of no further force or effect upon the consummation by Hearing of an underwritten public offering of shares of Common Stock resulting in gross proceeds to Hearing of $5,000,000 or more. Until the expiration of such obligations, Hearing agrees that its Board of Directors shall not consist of more than six members.

5.3 Use of Proceeds. Hearing agrees that the net proceeds from the sale of the Preferred Stock to Misonix shall be used solely for the purposes described in
Section 5.3 of the Disclosure Schedule and, based on current estimates which Hearing believes to be reasonable, substantially in accordance with the dollar amounts set forth in said Schedule.


         5.4 Additional Options. Hearing agrees that, except with the approval of the Misonix designee to Hearing's Board of Directors, from and after the date hereof, Hearing shall not issue or grant options or other rights to purchase shares of Common Stock to officers, directors, employees or consultants in an aggregate amount which exceeds 300,000 shares (as such number is adjusted for stock splits, stock dividends or similar recapitalization transactions following the date hereof but excluding the effect of dividends paid on the Preferred Stock in shares of Common Stock). Hearing's obligations pursuant to this Section shall be of no further force or effect upon the first to occur of (i) the expiration of the First Warrant in accordance with its terms without exercise in full by Misonix and (ii) the consummation by Hearing of a financing (whether or not a public offering of securities and including debt, equity or joint venture financing) resulting in gross proceeds to Hearing of $3,000,000 or more.

         5.5 Right of First Refusal. Hearing agrees that it will not sell all, or substantially all, of its assets, or merge or combine with any other entity or enter into any binding agreement with respect to any of the foregoing (each a "Transaction") unless Misonix has first been offered the opportunity to acquire such assets from Hearing or acquire outstanding Common Stock of Hearing for an aggregate consideration equal to the consideration being proposed for such Transaction. In the event Hearing proposes to effect a Transaction, it will notify Misonix of the terms and conditions thereof (including the identity of the other party or parties and the kind and amount of consideration to be paid). Misonix shall have a period of thirty (30) days after receipt of Hearing's notice to notify Hearing whether or not Misonix is willing to negotiate to consummate the proposed Transaction on the terms and conditions set forth in Hearing's notice. In the event Misonix so notifies Hearing within such period, the parties shall negotiate in good faith to conclude such Transaction. In the event, despite such good faith negotiations, Hearing and Misonix have not executed a binding legal agreement to consummate such Transaction within sixty (60) days following the Misonix notice, Hearing shall be free to conclude the Transaction with the third party or parties originally identified by Hearing on terms and conditions no more favorable to such third party than proposed for the Transaction with Misonix. Hearing's obligations pursuant to this Section shall expire at the time provided for the expiration for Hearing's obligations pursuant to Section 5.4.

     6. Miscellaneous.

         6.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as without giving effect to its principles of conflicts of law.

         6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         6.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery (whether by United States mail or reputable express delivery service) addressed to the party to be notified at the address indicated for such party on the first page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

         6.6 Finder's Fee. Each party agrees to indemnify and to hold the other harmless from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such party or any of its officers, partners, employees, or representatives is responsible.

         6.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Hearing and Misonix.

         6.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         6.9 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

         6.10 Survival of Terms. Any obligations set forth herein which expressly provide for performance or obligations beyond the date of this Agreement shall be deemed to survive for the period of such performance or obligation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                 HEARING INNOVATIONS INCORPORATED


                                 By:________________________________

                                 MISONIX, INC.


                                 By:________________________________